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                                  November 22, 1996

ElectroStar, Inc.
710 North 600 West
Logan, Utah 84321

Gentlemen:

    We are pleased to confirm our mutual understanding regarding the retention of Trivest II, Inc. ("Trivest") by ElectroStar, Inc. (collectively with its subsidiaries, the "Company").

    1. Trivest will assist the Company as its financial advisor and exclusive agent in connection with identifying and seeking out a person, group of persons, partnership, joint venture, corporation or other entity (each, together with its affiliates, a "Prospective Purchaser") who would be interested in entering into a Transaction with the Company. As used in this Agreement, the term "Transaction" shall mean (a) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Company is acquired, in whole or in part, by, or combined with, a third party, or (b) the acquisition, directly or indirectly, by a third party or any affiliates of a third party acting in concert, in a single transaction or series of transactions, of (i) all or substantially all of the assets or operations of the Company (or any of its subsidiaries), or (ii) 50% or more of the Company's (or any of its subsidiaries') capital stock or common equity (whether by way of tender or exchange offer, open market purchases, negotiated purchases or otherwise.)

    2. Trivest will review and analyze all indications of interest and proposals, both preliminary and firm, that are received from Prospective Purchasers, will advise the Company as to structure and valuation, and will assist the Company in negotiations with any Prospective Purchaser. In connection with Trivest's activities on the Company's behalf, Trivest will (i) develop a list of Prospective Purchasers and a strategy for the sale of the Company, (ii) furnish descriptive information and related materials that describe the Company's operations, management, results of operations and financial condition, and (iii) contact and elicit interest from Prospective Purchasers.

    3. Any advice rendered by Trivest pursuant to this Agreement may not be disclosed publicly without our written consent.

    4. In order to coordinate efforts to effect a Transaction, during the period of the engagement of Trivest hereunder, neither the Company nor any other person acting on the Company's behalf shall, directly or indirectly (except through Trivest), solicit any offer from any third party to enter into a Transaction. The Company will inform Trivest of any contacts made by it, or anyone else on its behalf, with any Prospective Purchasers (including any Prospective Purchasers who were not identified and/or contacted by Trivest), and the Company will keep Trivest timely informed of any developments or negotiations with any Prospective Purchasers. In the event that, during the period of the engagement of Trivest hereunder, the Company or any of its officers, directors, employees or representatives are contacted by or on behalf of any third party concerning the possibility of a Transaction, the Company will promptly so inform Trivest so that Trivest can evaluate the third party and its interest and assist the Company, including assisting the Company in any subsequent discussions.

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ElectroStar, Inc.
November 22, 1996
Page 2

    5. In consideration of our services pursuant to this Agreement, Trivest shall be entitled to receive, and the Company agrees to pay Trivest, the following compensation:

         (a) If a Transaction is consummated, the Company shall pay Trivest, upon such consummation, a cash fee equal to the following percentages of the total consideration paid by a purchaser in the Transaction in respect of (i) the assets of the Company or any of its subsidiaries, (ii) the capital stock of the Company or any of its subsidiaries (and any securities convertible into, or options, warrants or other rights to acquire such capital stock), and (iii) the assumption, directly or indirectly (by operation of law or otherwise), or repayment of indebtedness for borrowed money (including, without imitation, indebtedness secured by assets of the Company or any of its subsidiaries and capitalized lease obligations) ("Transaction Consideration"):

              a.  0.75% of the first $95 million of aggregate consideration;
              b.  2.5% of the next $15 million of aggregate consideration; and
              c.  3.5% of the next $15 million of aggregate consideration;

    In the event a Transaction is consummated in one or more steps, including, without limitation, by way of a second-step merger, any additional Transaction Consideration paid or to be paid in any subsequent step in the Transaction shall be included for purposes of calculating Trivest's fee pursuant to this paragraph 5(a). If all or a portion of the Transaction Consideration is other than cash, then the value of such non-cash consideration shall be the fair market value thereof on the date the Transaction is consummated as mutually agreed upon in good faith by the Company's Board of Directors and Trivest. If such non-cash consideration consists of common stock, options, warrants or rights for which a public trading market existed prior to the consummation of the Transaction, then the value of such securities shall be determined by the closing or last sales price thereof on the date of the consummation of the Transaction; PROVIDED, HOWEVER, that if such non-cash consideration consists of newly-issued, publicly traded common stock, options, warrants or rights for which no public trading market existed prior to the consummation of the Transaction, then the value thereof shall be the average of the closing prices for the 20 trading days subsequent to the fifth trading day after the consummation of the Transaction. In such event, the fee payable to Trivest pursuant to this paragraph 5(a) shall be paid on the 30th trading day subsequent to the consummation of the Transaction. If no public market exists for any common stock, options, warrants or rights issued in the Transaction, then the value thereof shall be as mutually agreed upon in good faith by the Company's Board of Directors and Trivest. If such non-cash consideration consists of preferred stock or debt securities, (regardless of whether a public trading market existed for such preferred stock or debt securities prior to the consummation of the Transaction or exists thereafter), then the value thereof shall be as mutually agreed upon in good faith by the Company's Board of Directors and Trivest. Any amounts payable by the purchaser at closing to the Company or any shareholder of the Company (other than affiliates of Trivest) in connection with a non-competition, licensing, supply or other agreement shall be deemed to constitute Transaction Consideration. If all or any portion of the Transaction Consideration includes contingent future payments, then the Company shall pay to Trivest, at the time such payments are made, an additional cash fee, determined in accordance with this paragraph 5(a).


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ElectroStar, Inc.
November 22, 1996
Page 3


         (b) Trivest shall be entitled to the fees set forth in paragraph 5(a) with respect to any Transaction that is consummated during the term of this Agreement, or within one year after the date of termination if the Company terminates this Agreement.

    6. In addition to the fees described in paragraph 5 above, the Company agrees to reimburse Trivest, upon request from time to time, for all reasonable out-of-pocket expenses incurred by Trivest (including fees and disbursements of counsel) in connection with the matters contemplated by this Agreement.

    7. The Company will indemnify, defend and hold harmless Trivest and its present and future officers, directors, affiliates, employees and agents ("Indemnified Parties") to the fullest extent permitted by corporate law as if any of the Indemnified Parties was an officer or director of the Company. The Company will reimburse the Indemnified Parties on a monthly basis for any cost of defending any action or investigation (including attorneys' fees and expenses) subject to an undertaking from any such Indemnified Party to repay the Company if such party is determined not to be entitled to indemnity.

    8. Either party may terminate this Agreement at any time upon written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall effect: (i) any compensation earned by Trivest up to the date of termination or completion, (ii) any compensation to be earned by Trivest pursuant to paragraph 5 hereof, (iii) the reimbursement of expenses incurred by Trivest up to the date of termination or completion, as the case may be, or (iv) the provisions of paragraphs 5 through 11, inclusive. This agreement will terminate one year from its date of execution.

    9.   THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH
THE DOMESTIC LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF FLORIDA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

    10. The parties to this Agreement agree that any and all actions arising under or in respect of this Agreement shall be litigated exclusively in any federal or state court of competent jurisdiction located in the Southern District of the State of Florida. By execution and delivery of this Agreement, each party to this Agreement irrevocably submits to the personal and exclusive jurisdiction of such courts for itself and in respect of its property with respect to such action. Each party to this Agreement agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. In the event of any litigation with regard to this

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ElectroStar, Inc.
November 22, 1996
Page 4



Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay all reasonable fees and expenses of counselfor the prevailing party.

    11. Trivest shall not assign or agree to assign or grant to any other party (other than any affiliate of Trivest) any rights under this Agreement without the prior written consent of the Company. The benefits of this Agreement shall inure to the benefit of the parties hereto and of the Indemnified Parties and their respective successors, assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

    12. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement. This Agreement may only be amended, modified, altered or revoked by a written instrument, signed by each of the parties hereto.

    If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

                             Very truly yours,

                             TRIVEST II, INC.



                             By: /s/ Michael E. Moran
                                  Michael E. Moran
                                  Senior Vice President

Confirmed and agreed to this 25th day
of November, 1996:

ELECTROSTAR, INC.



By: /s/ Kenton K. Alder
    Kenton K. Alder
    President and Chief Executive Officer